FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226082-02

Sent: Thursday, May 09, 2019 3:26 PM
Subject: GSMS 2019-GC39 -- Pricing Spots (external)

GSMS 2019-GC39 -- Pricing Spots (external)

Treasuries

2yr:  99-312

3yr:  99-232

5yr: 100-002

7yr: 100-07

10yr: 99-11+

Mid-Swap Spreads

2yr:  10.00

3yr:   7.25

4yr:   4.25

5yr:   3.75

6yr:   1.50

7yr:  -0.50

8yr:  -1.25

9yr:  -1.50

10yr: -2.00

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-226082) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

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